EXHIBIT 21.1

STEEL DYNAMICS, INC.

LIST OF OUR SUBSIDIARIES

Name	State of Incorporation or Organization	Percent of Capital Stock/Equity Units Owned by Steel Dynamics, Inc.	Names Under which Business is Conducted

Aluminum Dynamics, LLC	Indiana	94.4%
Mesabi Nugget Delaware, LLC	Delaware	85%
New Millennium Building Systems, LLC	Indiana	100%
OmniSource, LLC	Indiana	100%	OmniSource
Roanoke Electric Steel Corporation	Indiana	100%	Steel Dynamics Roanoke Bar Division
SDI Biocarbon Solutions, LLC	Delaware	55%
Steel Dynamics Columbus, LLC	Delaware	100%
Steel Dynamics Enterprises, Inc.	Indiana	100%
Steel Dynamics Heartland, LLC	Delaware	100%
Steel Dynamics Sales North America, Inc.	Indiana	100%
Steel Dynamics Southwest, LLC	Indiana	100%
Steel of West Virginia, Inc.	Delaware	100%
STLD Holdings, Inc.	Indiana	100%
The Techs Industries, Inc.	Delaware	100%	The Techs The Techs a Division of Steel Dynamics, Inc.
United Steel Supply, LLC	Delaware	87.5%
Vulcan Threaded Products, Inc.	Indiana	100%	Vulcan Steel Products CLP Systems